Registration No. 333-206206

As filed with the Securities and Exchange Commission on August 2, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ILLINOIS TOOL WORKS INC.

(Exact name of registrant as specified in its charter)

Delaware	36-1258310
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

155 Harlem Avenue

Glenview, Illinois 60025

(Address of Principal Executive Offices, and Zip Code)

ILLINOIS TOOL WORKS INC. 2024 LONG-TERM INCENTIVE PLAN

ILLINOIS TOOL WORKS INC. 2015 LONG-TERM INCENTIVE PLAN

(Full title of the plans)

Jennifer K. Schott

Senior Vice President, General Counsel and Secretary

Illinois Tool Works Inc.

155 Harlem Avenue

Glenview, Illinois 60025

(Name and address of agent for service)

(847) 724-7500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Illinois Tool Works Inc. (the “Company” or the “Registrant”) previously filed its Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC” or the “Commission”) on August 7, 2015 (Commission File No. 333-206206) (the “Prior Registration Statement”) to register the offer of 10,000,000 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) pursuant to the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan (the “2015 Plan”).

At the Company’s 2024 Annual Meeting of Stockholders on May 3, 2024, the stockholders of the Company approved the adoption of the Illinois Tool Works Inc. 2024 Long-Term Incentive Plan (the “2024 Plan”) as successor to the 2015 Plan, effective on June 30, 2024 (the “2024 Plan Effective Date”). On or after the 2024 Plan Effective Date, no new awards will be granted under the 2015 Plan. Pursuant to the terms of the 2024 Plan, any shares of Common Stock that were available for the future grant of awards under the 2015 Plan immediately prior to its termination as of the 2024 Plan Effective Date, any shares of Common Stock subject to that portion of any option or award outstanding under the 2015 Plan as of the 2024 Plan Effective Date, that expire, are terminated, or are canceled for any reason without having been exercised or settled in full on or after the 2024 Plan Effective Date, and any shares of Common Stock acquired under the 2015 Plan subject to forfeiture or repurchase by the Company for an amount not greater than the purchase price that, on or after the 2024 Plan Effective Date, are so forfeited or repurchased will be available for award grants under the 2024 Plan (collectively, the “Rollover Shares”).

Immediately prior to the 2024 Plan Effective Date, a total of 4,507,933 shares of Common Stock were available for additional awards grants under the 2015 Plan, and 3,510,616 shares of Common Stock were subject to awards then outstanding under the 2015 Plan, in each case calculated based on the target number of shares subject to outstanding performance stock unit awards. The aggregate number of shares of Rollover Shares authorized for issuance under the 2015 Plan that may become authorized for issuance under the 2024 Plan shall not exceed 8,501,525 shares. The Company is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to register the offer of this amount of the Rollover Shares under the 2024 Plan (as such shares would no longer be issuable under the 2015 Plan). In accordance with such SEC interpretation, no new filing fee is due upon the filing of this Post-Effective Amendment No. 1.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement on Form S-8 in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2024 Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 9, 2024;

•	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 2, 2024 and August 2, 2024, respectively;

•

the Registrant’s Current Reports on Form 8-K filed with the SEC on May 9, 2024, and May 17, 2024 (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules); and

•

the description of the Common Stock contained in Exhibit 4(j) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 14, 2020, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Irene Song, Chief Governance Counsel of the Registrant, who is delivering the opinion attached hereto as Exhibit 5.2, is a participant in various of the Registrant’s employee benefit and incentive plans offered to employees. As of August 1, 2024, Ms. Song does not beneficially own any shares of the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. The provisions of Article Thirteenth of the Registrant’s Restated Certificate of Incorporation eliminate the personal liability of directors of the Registrant to the extent set forth in the DGCL.

Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers against expenses (including attorneys’ fees actually and reasonably incurred), judgments, fines and settlements, in connection with any action, suit or proceeding (other than derivative actions), whether civil, criminal, administrative or investigative, if it is determined that such person acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, had no reasonable cause to believe that his or her conduct was unlawful. In a derivative action brought by or in the right of the corporation, the DGCL permits indemnification of any such person if he or she acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation, but no indemnification may be given where such person has been found to be liable to the corporation unless (and only to the extent that) a court determines that despite such finding of liability, such person is fairly and reasonably entitled to indemnification against such expenses which the court deems proper. Article V of the Registrant’s By-Laws provides for indemnification of the Registrant’s directors and officers to the fullest extent permitted by the DGCL. Article V further permits the Registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL.

The Registrant’s directors and officers are covered by insurance policies directly insuring them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

3.1	Amended and Restated Certificate of Incorporation of Illinois Tool Works Inc., incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014.

3.2	Certificate of Amendment of Certificate of Incorporation of Illinois Tool Works Inc., incorporated by reference to Exhibit 3(a)(ii) to the Registrant’s Current Report on Form 8-K filed on May 12, 2016.

3.3	By-laws of Illinois Tool Works Inc., amended and restated as of May 3, 2024, incorporated by reference to Exhibit 3(b) to the Registrant’s Current Report on Form 8-K filed on May 9, 2024.

4.1	Illinois Tool Works Inc. 2015 Long-Term Incentive Plan, incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015.

4.2	Illinois Tool Works Inc. 2024 Long-Term Incentive Plan, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Reporton Form 8-K, filed on May 9, 2024.

5.1	Opinion of Janet O. Love, Deputy General Counsel and Assistant Secretary (as to Common Stock originally registered under the 2015 Plan), incorporated by reference to Exhibit 5.1 of the Registrant’s Registration Statement on Form S-8 dated August 7, 2015.

5.2*	Opinion of Irene Song (as to the Rollover Shares from the 2015 Plan being registered hereby under the 2024 Plan).

23.1*	Consent of Deloitte & Touche LLP.

23.2	Consent of Janet O. Love (included in Exhibit 5.1), incorporated by reference to Exhibit 5.1 of the Registrant’s Registration Statement on Form S-8 dated August 7, 2015.

23.3*	Consent of Irene Song (included in Exhibit 5.2).

24.1*	Power of Attorney (included as part of the signature page to this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Glenview, State of Illinois, on August 2, 2024.

ILLINOIS TOOL WORKS INC.

By:	/s/ Jennifer K. Schott
Jennifer K. Schott
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Know all men and women by these presents, that each person whose signature appears below constitutes and appoints Christopher A. O’Herlihy, Michael M. Larsen and Jennifer K. Schott, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of Illinois Tool Works, Inc.) to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment No. 1 to Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated below on August 2, 2024.

/s/ Christopher A. O’Herlihy	/s/ James W. Griffith
Christopher A. O’Herlihy	James W. Griffith
President and Chief Executive Officer,	Director
Director (Principal Executive Officer)

/s/ Michael M. Larsen	/s/ Jay L. Henderson
Michael M. Larsen	Jay L. Henderson
Senior Vice President & Chief Financial	Director
Officer (Principal Financial Officer)

/s/ Randall J. Scheuneman	/s/ Jaime Irick
Randall J. Scheuneman	Jaime Irick
Vice President & Chief Accounting Officer	Director
(Principal Accounting Officer)

/s/ Daniel J. Brutto	/s/ Richard H. Lenny
Daniel J. Brutto	Richard H. Lenny
Director	Director

/s/ E. Scott Santi
E. Scott Santi
Non-Executive Chairman

/s/ Susan Crown
Susan Crown
Director	/s/ David B. Smith, Jr.
David B. Smith, Jr.
/s/ Darrell L. Ford	Director
Darrell L. Ford
Director	/s/ Pamela B. Strobel
Pamela B. Strobel
/s/ Kelly J. Grier	Director
Kelly J. Grier
Director